SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of report (Date of earliest event reported):   January 19, 2000


                               KEYSPAN CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


                                    New York
                (State or Other Jurisdiction of Incorporation)


       1-14161                                            11-3431358
(Commission File Number)                     (IRS Employer Identification No.)

  175 East Old Country Road, Hicksville, New York               11801
     One MetroTech Center, Brooklyn, New York                   11201
        (Address of Principal Executive Offices)            (Zip Code)

                           (516) 755-6650 (Hicksville)
                            (718) 403-1000 (Brooklyn)
              (Registrant's Telephone Number, Including Area Code)


                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.
         -------------

      In connection with the financing of the acquisition of the Ravenswood generating facility in June 1999 by KeySpan-Ravenswood, Inc. ("KSR"), a wholly-owned subsidiary of KeySpan Corporation (the "Company"), KSR undertook to fulfill certain post-closing conditions by December 15, 1999. These conditions included the transfer of certain governmental permits, receipt of a consent order for the facility and the delivery of evidence that the facility complies with applicable zoning requirements. Following notice to affected parties, including the holders of approximately $412 million of notes issued in connection with the acquisition, KSR was advised in January 2000 that several such noteholders believed the steps taken by it thus far were not sufficient to satisfy fully the post-closing conditions. Under the relevant financing documents, failure to complete the required actions on a timely basis constitutes an Event of Default, which in turn could give various parties to the Ravenswood financing, including the noteholders, the right to foreclose on the Ravenswood property and/or terminate KSR's leasehold interest and rights in the property. To date, no party has sought to take or indicated that it is contemplating taking any such action. KSR has timely fulfilled all of its payment obligations and the Company believes that it has also timely fulfilled all other obligations under the relevant financing documents.

      KSR is currently seeking to resolve remaining issues concerning compliance with the December 15 post-closing conditions and, in connection therewith, is seeking extensions of the deadlines for certain of the conditions.

      The Company and KSR believe that all of KSR's obligations can be completed to the satisfaction of the affected parties and do not believe that the failure to comply on a timely basis, if any, will have a material adverse effect on either entity or on KSR's investment in Ravenswood. However, no assurance can be given that one or more of the parties to the Ravenswood financing will not take steps to enforce rights following an Event of Default, if such an Event of Default is deemed to have occurred. Such efforts could have an adverse impact on the Company and KSR.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               KEYSPAN CORPORATION

Dated:  January 19, 2000      By: /s/ Gerald Luterman
                                  --------------------
                              Name: Gerald Luterman
                         Title:Senior Vice President and Chief Financial Officer